SCHEDULE A

Amended as of March 31, 2020 to the

EXPENSE LIMITATION AGREEMENT

dated December 15, 2016 between

THE ADVISORS’ INNER CIRCLE FUND III

and

GQG PARTNERS LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
GQG Partners Emerging Markets Equity Fund	Investor	0.98%	November 30, 2020
	Institutional
	R6
GQG Partners US Select Quality Equity Fund	Investor	0.49%	March 31, 2021
	Institutional
	R6
GQG Partners Global Quality Equity Fund	Investor	0.75%	November 30, 2020
	Institutional
	R6

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ Michael Beattie
Name:	Michael Beattie
Title:	President

GQG PARTNERS LLC

By:	/s/ Melodie B. Zakaluk
Name:	Melodie B. Zakaluk
Title:	Chief Operating Officer

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